Exhibit 10.20

License Agreement between

Tessera & Texas Instruments

This License Agreement (hereafter “Agreement”) is entered into as of the 1st day of January, 2002 (“Effective Date”), between TESSERA INC., a corporation organized under the laws of Delaware, having a principal place of business at 3099 Orchard Drive, San Jose, CA, 95134, USA and the Tessera Affiliates (“Tessera”) and TEXAS INSTRUMENTS INCORPORATED, a corporation organized under the laws of Delaware, having a principal place of business at 12500 TI Boulevard, Dallas, Texas 75243, USA and the TI Affiliates (“TI”) with reference to the following facts:

Recitals

WHEREAS Tessera owns patent and other intellectual property rights to certain semiconductor integrated circuit (“IC”) package types;

WHEREAS, TI owns patent rights to the Patraw Patent (defined below) and other patents relating to semiconductor IC package types;

WHEREAS, Tessera and TI entered into a License Agreement entitled “Limited TCC License Agreement” having an effective date of November 1, 1996 (“the 1996 Agreement”);

WHEREAS, there has been litigation pending between TI and Tessera relating to the patent rights of both companies and to alleged breach of the 1996 Agreement;

WHEREAS, Tessera and TI wish to settle the above pending litigation;

WHEREAS, Tessera and TI wish to supersede the 1996 Agreement, and any other agreement between the Parties, in their entirety; and

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

WHEREAS, Tessera and TI wish to license each other under certain patent rights as specified herein as consideration for the settlement of this pending litigation.

THEREFORE, Tessera and TI (herein collectively referred to as “Parties” or singularly referred to as “Party”) agree to the following terms:

I. Definitions. As used herein, the following terms shall have the following meaning:

A. The term “Licensed Product(s)” means [*]. For purposes of this Agreement, products (including Licensed Products and products which are not Licensed Products) shall be deemed to be the same products if they have the same part number but shall be deemed to be different products if they have different part numbers; provided, however, as to any particular product with respect to which Tessera has commenced litigation, a change solely in part number, without a significant change being made to any physical characteristic, of that particular product, shall not have the effect of [*] with respect to that particular product.

B. The term “Patent(s)” means letters patents and utility models and applications therefor in all countries of the world that have issued prior to the expiration of this Agreement, including all such re-issues, re-examinations, continuations, continuations-in-part, divisionals, and all corresponding foreign patents.

C. The term “TI Patents” means any patent owned by TI, or that TI has the right to enforce, and with respect to which TI may grant the rights granted under this Agreement without payment to any third party, to the extent and only to the extent such patent has claims covering (1) a Licensed Product, or (2) any IC package used to incorporate an IC device having electrical contacts on a front surface of such IC device, where such contact-bearing front surface faces towards a package substrate (“Face-Down Package”). TI Patents includes [*]. TI Patents shall not include any patent claims to the extent they relate to anything other than an IC package. Specifically excluded from TI Patents are any patent claims covering the electrical characteristics of, the design or layout of, or the process of manufacturing, the IC devices themselves.

D. The term “TI” means Texas Instruments Incorporated and all TI Affiliates.

ii The term “Tessera” means Tessera Incorporated and all Tessera Affiliates.

E. The term “TI Affiliate” means any company which, at any time during the Term of this Agreement, has more than fifty percent (50%) of its voting stock owned or controlled by TI. A company shall be considered a TI Affiliate only so long as such majority ownership or control exists. TI shall be ultimately responsible for the actions of the TI Affiliates pursuant to this Agreement.

F. The term “Tessera Affiliate” means any company which, at any time during the Term of this Agreement, has more than fifty percent (50%) of it voting stock owned or controlled by Tessera. A company shall be considered a Tessera Affiliate only so long as such majority ownership or control exists. Tessera shall be ultimately responsible for the actions of the Tessera Affiliates pursuant to this Agreement.

G. [*].

H. The term “Settlement Agreement” means the Agreement between Tessera and TI entered into in settlement of pending litigation between Tessera and TI in the United States District Court in the Northern District of California, titled Texas Instruments, Inc. v. Tessera, Inc., and Related Counterclaims, No. C-00-2114 CW, (“the California Action”) pending litigation between Tessera and TI in the United States District Court for the Eastern District of Texas, titled Texas Instruments Inc. v. Tessera, Inc., Case No.2-01 CV 163 (“the Texas Action”).

I. The “Term of this Agreement” shall mean the period of time commencing on January 1, 2002 up to the date of termination or expiration of this Agreement.

II. Grant of Licenses

A. License from Tessera to TI: Subject to the terms and conditions set forth in this Agreement, and as consideration for the Settlement Agreement and this Agreement, Tessera grants to TI, under all Tessera’s Patents, a world-wide, non-exclusive, non-transferable, non-sublicensable license to make, have-made, use, sell, offer for sale, and import Licensed Products. The license to TI, under this Section II.A [*] may be terminated effective upon written notice by Tessera in the event that TI or any TI Affiliate brings a lawsuit, administrative proceeding (e.g., ITC action), or any other adversarial proceeding against Tessera, or any Tessera customer, based upon a patent claim against any product made by Tessera. Such termination by Tessera shall not affect Tessera’s or TI’s other rights and obligations under this Agreement.

B. Exclusion from License from Tessera to TI: The License set forth in Section II.A from Tessera to TI does not extend to (i) any product which is not a Licensed Product, or (ii) any product for which TI does not pay the royalties prescribed under this Agreement.

C. License from TI to Tessera: Subject to the terms and conditions set forth in this Agreement, and as consideration for the Settlement Agreement and this Agreement, TI grants to Tessera, under TI Patents, [*].

Except for any Licensed Products, or Face-Down Packages, which are military products, sold by, or made by or for, Tessera for use by the United States Government (“Military Products”); the license granted to Tessera by TI under this Agreement shall be extended to a quantity of Licensed Products, and Face-Down Packages, not exceeding [*] ($[*]) per year in gross revenue (or fair market value, whichever is greater) attributable to the total of all such Licensed Products, and Face-Down Packages, other than Military Products, made, sold, offered for sale, used or imported by Tessera during that year (“[*]”). [*].

The license to Tessera under this Section II.C may be terminated effective upon written notice by TI in the event that Tessera or any Tessera Affiliate brings a lawsuit, administrative proceeding (e.g., ITC action), or any other adversarial proceeding against TI, or any TI customer, based upon a patent claim against any product manufactured by or for TI. Such termination by TI shall not affect TI’s other rights and obligations under this Agreement.

D. No Implied License. Notwithstanding the foregoing, all licenses under this Agreement are as explicitly set forth in this Agreement, and nothing in this Agreement shall be construed to grant any implied licenses to any party.

III. Fee and Royalty

A. Fee. Within three (3) business days, after execution of this Agreement, TI shall pay a one-time, non-refundable license fee of [*] ($[*]).

B. Royalty. TI shall pay royalties, for the licenses granted under this Agreement, four times annually (as set forth in Section V) to Tessera during the Term of this Agreement. Such royalties shall be paid by TI in the amount of [*] ([*]) of the [*] for Licensed Products on a worldwide basis for the Term of this Agreement. [*]

[*]. For any particular product that becomes a Licensed Product [*], the obligation to pay royalties for that particular product shall commence on the date [*] or on the date [*], whichever date is earlier.

IV. Taxes

Payments and royalties due hereunder shall be calculated and paid by TI to Tessera on a “net cash” basis per the terms hereof and shall be free of and not reduced in any way by any imposed taxes or other assessments that may be levied by any government or country.

V. TI Reports and Payment

Beginning on the Effective Date of this Agreement, royalties shall be calculated and paid in full for each quarterly payment period ending March 31, June 30, September 30 and December 31 of each year during the Term of this Agreement. Beginning with the first such royalty payments, TI shall deliver a written report describing the net sales of Licensed Products for the applicable payment period. The Royalty Report shall include the information shown in Attachment A, which is hereby incorporated herein by reference. All payments under this Section shall be made in US Dollars by wire transfer to Union Bank of California, 99 Almaden Blvd, San Jose, CA 95113, Account Name: Tessera, Account No.: 6450148359, Routing No. 122000496, International Swift Code: BOFCUS33MPK, or such other bank or account as Tessera may from time to time designate in writing. The payments of royalties and submission of such reports from TI to Tessera under this Section shall be made within sixty (60) days from the end of each quarterly payment period and shall be considered to be made as of the day on which such payments are received in Tessera’s designated bank account.

VI. Term and Termination

A. Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated as provided for elsewhere in this Agreement, shall remain in full force until [*]. If this Agreement is not earlier terminated as provided for elsewhere in this Agreement, after [*] (i) [*] and (ii) [*].

B. Termination for TI Breach. Tessera may terminate this Agreement as to any particular Licensed Product if TI fails to pay the royalties prescribed under this Agreement for such Licensed Product, or if TI fails to submit written reports as required herein, and TI fails to cure any such breach (or mitigate it to Tessera’s satisfaction) within sixty (60) days after receipt of written notice from Tessera. Any such breach shall be deemed by the Parties to be curable within such 60-day period, regardless of when such written notice is given or when such alleged breach occurs.

C. Partial License. TI will be licensed for the Licensed Products for which it pays royalties. TI will not be licensed for any products for which it fails to pay royalties after receipt of notice from Tessera, regardless of the reason for TI’s failure to pay. Notwithstanding anything in this Agreement to the contrary, this Agreement shall continue in full force and effect as to all Licensed Products for which TI continues to pay royalties.

D. Request to Negotiate. (1) During the Term of this Agreement, neither Party shall bring any litigation against the other Party, or such other Party’s customer, based on any patent or claim related to this Agreement, without first providing such other Party with written notice and engaging in good faith negotiations during a 60-day negotiation period beginning on the date of such written notice. (2) At any time during the Term of this Agreement, with regard to any specific products, either Party shall have the right to engage the other Party in good faith negotiations to include such products under this Agreement as Licensed Products. Any such good faith negotiations shall be concluded within 60 days after written notice from the Party requesting such negotiations, or providing notice of breach, unless both Parties agree in writing to extend the period. Neither Party may commence litigation relating to any such product prior to the expiration of this 60-day period. Unless extended as provided herein, at the expiration of the 60-day period, either Party may commence litigation. Neither Party shall have an obligation to agree to the inclusion of such products. This Section VI.D shall not abridge or modify TI’s option as defined in Section I.A. Neither Party shall have the obligation to agree to any extension of the 60-day negotiation period.

E. Termination at TI’s Option. Starting on the first (1st) anniversary of the Effective Date of this Agreement, and at any time thereafter during the Term of this Agreement, TI shall have an irrevocable option to terminate this Agreement. In order to terminate this Agreement, under TI’s option, TI shall provide Tessera with a written notice of TI’s intent to terminate this Agreement, six (6) months prior to the date of termination.

F. Termination for Change in Control.

(1)	In the event of a Change in Control (defined in Section VI.F (2)) of a Party (“Acquired Party”) the Acquired Party, shall notify the other Party hereto of such event. If TI is the Acquired Party and the Purchasing-party (defined in Section VI.F (2)) does not agree to fulfill TI’s obligations under this Agreement, Tessera shall reserve the right to terminate this Agreement. If Tessera is the Acquired Party, the Purchasing-party shall be bound to the terms and obligations of this Agreement. In any case where an event occurs as described in this Section VI.F, and where Tessera is the Acquired Party, the licenses from TI to Tessera, under this Agreement, shall not survive such event, nor shall such licenses from TI to Tessera be transferable to the Purchasing-party, unless TI agrees in writing. Such agreement by TI shall not be unreasonably withheld.

(2)	For purposes of this Section VI.F, a “Change in Control” of an “Acquired Party” shall mean (i) the Acquired Party consolidates with or merges with or into, or transfers, directly or indirectly, all or substantially all of its assets (either individually, or in conjunction with one or more of its Affiliates) to another corporation, company or other entity (“Purchasing-party”), other than an Affiliate of the Acquired Party, whether or not such Acquired Party is the surviving entity of such consolidation, merger or transfer, and the shareholders of the Acquired Party immediately prior to the consolidation, merger or transfer, do not on a collective basis, continue, immediately following such transaction, to own more than 50% of the outstanding shares of stock entitled to vote for the election of directors of such new or surviving entity, or entity to which such assets were transferred; or (ii) the Acquired Party liquidates or is dissolved.

(3)	Notwithstanding anything to the contrary in this Agreement, if the Purchasing-party and the Party that is not the Acquired Party (the “Non-Acquired Party”) are parties to a pre-existing patent license, as of the date of such change in control, that covers the activities and products of such parties, in whole or in part, such pre-existing patent license shall govern as to those activities and products to the extent so covered.

G. Termination for Bankruptcy. In the event that one Party (“Insolvent Party”) becomes insolvent or bankrupt, permanently ceases doing business, makes an assignment for the benefit of its creditors, commits an act of bankruptcy, commences any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings, or has commenced against it any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings that are not dismissed within sixty (60) days, then the other Party shall have the right to terminate this Agreement immediately upon its notice. In any case where an event occurs as described in this Section VI.G, the licenses to the Insolvent Party under this Agreement, shall not survive such event, nor shall such licenses be transferable to any party, unless the other party agrees in writing.

H. Survival Clause. Unless otherwise provided elsewhere in this Agreement, the following provisions shall survive the termination or expiration of this Agreement:

1. TI’s obligation to make payments to Tessera accrued under this Agreement prior to expiration or termination,

2. TI’s obligation to submit written reports stipulated in Section V, TI Reports and Payment, and to permit the inspection and audit of its account record stipulated in Section VII, Reasonable Audit,

3. Section VI, Term and Termination,

4. Section VIII, No Warranties,

5. Section IX, Limitation on Damages,

6. Section X, Confidentiality of Agreement Terms, and

7. Section XI, Miscellaneous.

VII. Reasonable Audit. Upon reasonable written prior notice, Tessera shall have the right to examine and audit through an independent mutually agreed upon third party, not more frequently than once per year, all records of TI that may contain information reasonably necessary to verify the amount of fees or royalties paid by or payable by TI under this Agreement; provided, that the said auditor shall have agreed in advance in writing to maintain in confidence and not to disclose to Tessera or any third party any TI proprietary information obtained during the course of such audit. Such audit must be requested by Tessera within one year of the end of any quarter for which an audit is being sought. Within thirty (30) days after receiving the auditor’s report, TI shall make payment to Tessera of the amount found to be payable, if any or, conversely, Tessera shall make payment to TI for any overpayment found in the audit. Tessera shall bear the expenses of such audit examinations unless royalties due and owing to Tessera are determined by the auditor to be at least five percent (5%) greater than the amounts as calculated and/or paid by TI, in which case TI shall bear such expenses.

VIII. No Warranties. TI acknowledges and agrees that the rights and licenses for the Licensed Products, provided hereunder are provided to TI “AS IS”, with no warranty of any kind. TESSERA MAKES NO WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, QUALITY, USEFULNESS OR NONINFRINGEMENT. Tessera makes no warranty that the Licensed Products will be sufficient to yield any particular result.

IX. Limitation on Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY (UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY) FOR SPECIAL, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

X. Confidentiality of Agreement Terms

A. Confidential Terms. Tessera and TI shall keep the terms of this Agreement (including all Attachments hereto) confidential except:

(1) to any court or governmental body or agency compelling or requiring such disclosure; however, any disclosure shall be limited to that information compelled or required by the governmental body or agency and, if possible and appropriate, the disclosing Party will take reasonable actions to obtain a protective order protecting the disclosure,

(2) as may otherwise be required by law or any regulation or requirement of the Securities and Exchange Commission, or

(3) either Party may disclose to third parties any terms of this Agreement, excluding royalty rates and amounts, which that Party believes are necessary to conduct its business.

B. Order to Disclose. A Party receiving a request, subpoena or under for the disclosure of the terms or conditions of this Agreement shall notify the other Party as soon as practicable and, if at all possible, in sufficient time to allow the other Party to oppose such disclosure or seek appropriate protective orders. The Party receiving such request, subpoena or order shall cooperate to the extent reasonably possible with the other Party in any effort to oppose disclosure or seek protective orders.

XI. Miscellaneous. The following additional terms shall apply to this Agreement:

A. Governing Law and Venue. Construction and interpretation of this Agreement will be governed by New York law. Any disputes arising under this Agreement, or any litigation under or concerning a Tessera patent or a TI patent, whether initiated by Tessera or TI, by way of claim or counterclaim, shall be litigated in the United States District Court for the Southern District of New York. The Parties consent to personal jurisdiction and venue for the litigation of such disputes in the United States District Court for the Southern District of New York. For purposes of this Section XI.A, “litigation” shall be given its broadest reasonable meaning and shall include but not be limited to lawsuits, administrative proceedings (such as ITC actions) and other adversarial proceedings.

B. No Waiver. Any waiver, express or implied, by either of the Parties hereto of any right hereunder or default by the other Party, shall not constitute or be deemed a continuing waiver or a waiver of any other right or default. No failure or delay on the part of either Party in the exercise of any right or privilege hereunder shall operate as waiver thereof, nor shall any single or partial exercise of such right or privilege preclude other or further exercise thereof or any other right or privilege. This Section XI.B is not intended to negate or modify any time limits specified in this Agreement.

C. Notices. All notices, required documentation, and correspondence in connection herewith shall be in the English language, shall be provided in writing and shall be given by facsimile transmission or by registered or certified letter to Tessera and TI at the addresses and facsimile numbers set forth below:

Tessera:	Tessera, Inc.
3099 Orchard Dr.
San Jose, California 95134
Facsimile No.: 408-894-0190
Attn.: General Counsel

TI:	Texas Instruments Incorporated
7839 Churchill Way
Mail Station 3999
Dallas, Texas 75251-1900
Facsimile No.: 972-917-4406
Attn.: General Patent Counsel

Either Party may change its address and/or facsimile number by giving the other Party notice of such new address and/or facsimile number. All notices if given or made by registered or certified letter shall be deemed to have been received on the earlier of the date actually received or the date three days after the same was posted and if given or made by facsimile transmission shall be deemed to have been received at the time of dispatch, unless such date of receipt is not a business day, in which case the date of deemed receipt shall be the next succeeding business day.

D. Invalidity. If any provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The Parties shall consult and use their reasonable efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement. If they cannot agree then either Party may terminate this Agreement effective upon written notice to that effect.

E. Prosecution and Abandonment of Patents. Each Party hereto has sole discretion in the prosecution or abandonment of any patent application or patent bearing on the Licensed Products under this Agreement, non-exclusively including filing continuations, continuations-in-part, divisionals, filing corresponding foreign patent applications and/or abandoning one or more of such patents or patent applications.

F. Assignment. Neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, subject to the provisions of Section VI.F.

G. Section Headings. The headings and captions used herein shall not be used to interpret or construe this Agreement.

H. 1996 Agreement Termination. Upon execution of this Agreement, the Parties agree that the 1996 Agreement and any other agreements between the Parties shall terminate and shall be superseded in their entirety by this Agreement. Neither Party shall have any confidentiality or other obligation to the other Party with regard to any information disclosed (orally, in writing or embodied in any other tangible form) under the 1996 Agreement or under any other agreement entered into between the Parties prior to the Effective Date of this Agreement.

I. Entire Understanding. This Agreement and the Settlement Agreement and Attachments to either, embody the entire understanding between the Parties relating to the subject matter hereof, whether written or oral, and there are no prior representations, warranties or agreements between the Parties not contained in this Agreement. Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by both Parties hereto.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

TESSERA, INC.		TEXAS INSTRUMENTS INCORPORATED

By:	/s/ Bruce McWilliams	By:	/s/ Kevin Ritchie

Print Name: Bruce McWilliams		Print Name: KEVIN RITCHIE

Title: President and CEO		Title: SR. VICE PRESIDENT

Date: December 28, 2001		Date: DECEMBER 31, 2001

Attachment A

TEXAS INSTRUMENTS ROYALTY REPORT

Reporting Period: From              through

	No. of Units Sold	[*]	ROYALTY RATE	ROYALTY DUE (US$)
[*]	XXXXXXXX
[*]	XXXXXXXX
Other (identified by part no.)

TOTAL ROYALTY REMITTED:	US$

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